CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions  “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information in this Post-Effective Amendment to the Registration Statement of Neuberger Berman Income Funds, and to the incorporation by reference of our report dated December 20, 2019 for Neuberger Berman Core Bond Fund, Neuberger Berman Floating Rate Income Fund, Neuberger Berman Municipal High Income Fund, Neuberger Berman Municipal Impact Fund and Neuberger Berman Short Duration High Income Fund, each a series of Neuberger Berman Income Funds, included in the October 31, 2019 Annual Report to Shareholders of Neuberger Berman Income Funds.

/s/ TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania
February 24, 2020